Exhibit 99.1

Contact:

Michael J. Dee

Chief Financial Officer

(410) 477- 5000

BV FINANCIAL, INC. ANNOUNCES FINANCIAL RESULTS

Announces Adoption and Regulatory Non-Objection For Stock Repurchase Program

Baltimore, Maryland, October 17, 2025– BV Financial, Inc. (NASDAQ: BVFL), the holding company for BayVanguard Bank (the “Bank”), today reported net income of $3.7 million, or $0.41 per diluted share, for the quarter ended September 30, 2025 compared to net income of $3.8 million, or $0.35 per diluted share, for the quarter ended September 30, 2024. Net income for the nine-month period ended September 30, 2025 was $8.7 million or $0.88 per diluted share compared to net income of $9.8 million or $0.91 per diluted share for the nine-month period ended September 30, 2024.

Adjusted net income, a non-GAAP financial metric, was $4.4 million and $4.1 million for the quarters ended September 30, 2025 and 2024, respectively, and $11.1 million and $10.0 million for the nine months ended September 30, 2025, and 2024, respectively. For a reconciliation of net income as reported and non-GAAP adjusted net income, see the table attached to this predd release.

Financial Highlights

•
Return on average assets and return on average equity for the three months ended September 30, 2025, was 1.65% and 7.77%, respectively. Return on average assets and return on average equity for the nine months ended September 30, 2025 was 1.27% and 5.93%, respectively.
•
Net loans increased $8.6 million or 1.2% to $737.9 million compared to $729.2 million on December 31, 2024.
•
Deposits increased $12.3 million or 1.9% from $651.5 million on December 31, 2024 to $663.8 million at September 30, 2025.
•
Non-accrual loans decreased $500,000 to $3.5 million at September 30, 2025 from $4.0 million at December 31, 2024.
•
The Company recorded a recovery of provision for credit losses of $1.0 million for the three months ended September 30, 2025 and $539,000 for the nine months ended September 30, 2025.
•
During the quarter ended September 30, 2025, the Company repurchased 782,324 shares of its outstanding common stock at an average price of $16.14.

FINANCIAL CONDITION DISCUSSION

Total Assets. Total assets were $909.4 million at September 30, 2025, a decrease of $2.4 million,

or 0.27%, from $911.8 million at December 31, 2024.

Cash and Cash Equivalents. Cash and cash equivalents decreased $7.0 million, or 9.9%, to $63.5 million at September 30, 2025 from $70.5 million at December 31, 2024. The decrease in cash was primarily a result loan growth and the pay-off of $15 million in FHLB borrowings offset by deposit growth and securities repayments.

Loans Receivable. Loans receivable increased $8.3 million, or 1.1%, to $746.1 million at September 30, 2025 from $737.8 million at December 31, 2024. Increases in in owner occupied 1-4 loans, commercial loans and construction loans offset decreases in investor commercial real estate loans, non-owner occupied 1-4 loans, owner occupied 1-4 junior liens, owner occupied commercial real estate, marine and farm loans.

Securities. Securities available for sale decreased by $2.8 million or 7.5% from December 31, 2024 as paydowns and maturities were not fully replaced with new purchases. The held-to-maturity portfolio experienced a slight decrease due to paydowns.

Total Liabilities. Total liabilities increased $2.8 million or 0.4%, to $719.2 million at September30, 2025 from $716.3 million at December 31, 2024.The increase was due primarily to the increase in deposits and other liabilities offset by a decrease in borrowings.

Deposits. Total deposits increased $12.3 million, or 1.9% to $663.8 million at September 30, 2025 from $651.5 million at December 31, 2024. Interest-bearing deposits increased $7.3 million, or 1.4%, to $529.0 million at September 30, 2025 from $521.8 million at December 31, 2024. Noninterest bearing deposits increased $5.0 million, or 3.9%, to $134.7 million at September 30, 2025 from $129.7 million at December 31, 2024.

Stockholders’ Equity. Stockholders’ equity decreased $5.3 million, or 2.7%, to $190.2 million at September 30, 2025 from $195.5 million at December 31, 2024 as net income, the decrease in the accumulative other comprehensive loss and the impact of equity compensation plans was offset by $17.7 million in stock repurchase during the year-to-date period.

RESULTS OF OPERATION DISCUSSION

Net Income. Net income was $3.7 million or $0.41 per diluted share for the three months ended September 30, 2025 compared to $3.8 million or $0.35 per diluted share for the three months ended September 30, 2024. Net income was $8.7 million or $0.88 per diluted share for the nine months ended September 30, 2025 compared to $9.8 million or $0.91 per diluted share for the nine months ended September 30, 2024. The decreases were due to higher compensation expenses and smaller credits to the provision for credit losses offsetting higher net interest and other income.

Net Interest Income. Net interest income was $9.4 million for the three months ended September 30, 2025 compared to $9.3 million for the three months ended September 30, 2024.

The net interest margin for the three months ended September 30, 2025 was 4.40% compared to 4.49% for the three months ended September 30, 2024. The increase in net interest income was due to higher average balances of interest earning assets and higher yields on these assets offset by a higher average balance of deposits and higher rates paid on deposits.

Net interest income was $27.1 million for the nine months ended September 30, 2025, compared to $26.2 million in the nine months ended September 30, 2024. The net interest margin for the nine months ended September 30, 2025 was 4.29% compared to 4.25% for the nine months ended September 30, 2024. The increase in net interest income was due to higher average balances of interest earning assets and higher yields on these assets offsetting the increase in interest expense due to a higher volume of deposits and higher rates paid on deposits.

Noninterest Income. For the three months ended September 30, 2025, noninterest income totaled approximately $684,000 compared to $696,000 for the quarter ended September 30, 2024.

For the nine months ended September 30, 2025 and September 30, 2024, noninterest income totaled $1.9 million.

Noninterest Expense. For the three months ended September 30, 2025, noninterest expense totaled $5.9 million compared to $5.5 million in the three months ended September 30, 2024. Compensation and benefits increased $570,000, primarily due to the costs of the 2024 equity incentive plan. For the quarter ended September 30, 2024, the expenses of the 2024 equity incentive plan were only applicable for one month based on the grant dates of the awards. All other expense categories combined decreased by $165,000 in the quarter ended September 30, 2025 when compared to the quarter ended September 30, 2024.

For the nine months ended September 30, 2025, noninterest expense totaled $17.8 million as compared to $15.3 million in the nine months ended September 30, 2024. Compensation and benefits expense increased $2.9 million. For the nine months ended September 30, 2025, the expenses of the 2024 equity incentive plan were applicable for all nine months compared to one month for the nine month period ended September 30, 2024. The increase in plan expenses totaled $2.9 million in the 2025 year-to-date period when compared to the same period in 2024. All other expense categories combined decreased by $374,000 in the quarter ended September 30, 2025 when compared to the quarter ended September 30, 2024.

Asset Quality. Non-performing assets at September 30, 2025 totaled $3.5 million consisting of $3.5 million in nonperforming loans and $0 in other real estate owned, compared to $4.2 million at December 31, 2024, consisting of $4.0 million in non-performing loans and $159,000 in other real estate owned. At September 30, 2025, the allowance for credit losses on loans was $8.2 million, which represented 1.10% of total loans and 233.5% of non-performing loans compared to $8.5 million at December 31, 2024, which represented 1.15% of total loans and 212.5% of non-performing loans.

STOCK REPURCHASE PROGRAM

The Company has adopted, and received the non-objection of the Federal Reserve Bank of Richmond (the “Federal Reserve”) to initiate, a stock repurchase program for up to 10% of the Company’s outstanding shares of common stock (approximately 9,536,094 shares). This is the Company’s third stock repurchase program since completing its mutual-to-stock conversion and related stock offering on July 31, 2023.

Repurchases are expected to commence after the date of this press release. Once initiated, shares of the Company’s common stock may be repurchased pursuant to the program in open market or private transactions, through block trades, or pursuant to any trading plan that may be adopted in accordance with Rule 10b5-1 of the Securities and Exchange Commission. The repurchase program will expire on June 30, 2026, unless extended by the Board of Directors pursuant to further non-objection from the Federal Reserve.

Repurchases will be made at management’s discretion at prices management considers to be attractive and in the best interests of both the Company and its stockholders, subject to the availability of stock, general market conditions, the trading price of the stock, alternative uses for capital, and the Company’s financial performance. Open market purchases will be subject to the limitations set forth in Rule 10b-18 of the Securities and Exchange Commission and other applicable legal requirements.

The timing and amount of share repurchases under this authorization may be suspended, terminated or modified by the Company at any time for any reason, including market conditions, the cost of repurchasing shares, the availability of alternative investment opportunities, liquidity, and other factors deemed appropriate. These factors may also affect the timing and amount of share repurchases. The Company is not obligated to repurchase any particular number of shares or any shares in any specific time period.

Forward-Looking Statements

This press release may contain certain forward-looking statements that are based on management’s current expectations regarding economic, legislative and regulatory issues that may impact the Company’s earnings in future periods. Factors that could cause future results to vary materially from current management expectations include, but are not limited to, general economic conditions, changes in interest rates, increased competitive pressures, the effects of inflation, the imposition of tariffs or other domestic or international governmental policies, potential recessionary conditions, general economic conditions or conditions within the securities markets, monetary and fiscal policies of the U.S. Government, including policies of the U.S. Treasury and the Board of Governors of the FRB, the impact of the federal government shutdown, changes in the quality, size and composition of our loan and securities portfolios, changes in liquidity, including the size and composition of our deposit portfolio, including the percentage of uninsured deposits in the portfolio, changes in demand for our products and services, accounting and tax changes, deposit flows, real estate values and competition, changes in accounting principles, policies or guidelines, changes in legislation or regulation and other economic, competitive, governmental, regulatory and technological factors affecting the Company’s operations, pricing, products and services, a potential government shutdown, a failure in or breach of our operational or security systems or infrastructure, including cyberattacks that could adversely affect the Company’s financial condition and results of operations and the business in which the Company and the Bank are engaged and the failure to maintain current technologies, our ability to enter into new markets successfully and capitalize on growth opportunities and the failure to retain or attract employees.

BV Financial, Inc. is the parent company of BayVanguard Bank. BayVanguard Bank is headquartered in Baltimore, Maryland with twelve branches in the Baltimore metropolitan area and the eastern shore of Maryland. The Bank is a full-service community-oriented financial institution dedicated to serving the financial service needs of consumers and businesses.

BV FINANCIAL, INC.
Consolidated Financial Ratios

	At or For the Three Months		At or For the Nine Months
	Ended September 30,		Ended September 30,
	2025	2024	2025	2024

Performance Ratios(1):
Return on average assets	1.65%	1.70%	1.27%	1.46%
Return on average equity	7.77%	7.32%	5.93%	6.39%
Interest rate spread(2)	3.65%	3.71%	3.54%	3.48%
Net interest margin(3)	4.40%	4.49%	4.29%	4.25%
Non-interest expense to average assets	2.59%	2.46%	2.61%	2.29%
Efficiency ratio(4)	58.58%	54.73%	61.25%	54.53%
Average interest-earning assets to average interest-bearing liabilities	150.18%	156.49%	149.97%	155.24%
Average equity to average assets	21.19%	23.29%	21.48%	22.90%
Credit Quality Ratios:
Allowance for credit losses as a percentage of total loans	1.10%	1.15%	1.10%	1.15%
Allowance for credit losses as a percentage of non-performing loans	233.53%	201.60%	233.53%	201.60%
Net charge-offs (recoveries) to average outstanding loans during the year	0.00%	-0.04%	0.00%	-0.04%
Non-performing loans as a percentage of total loans	0.47%	0.57%	0.47%	0.57%
Non-performing loans as a percentage of total assets	0.39%	0.44%	0.39%	0.44%
Total non-performing assets as a percentage of total assets	0.39%	0.46%	0.39%	0.46%

Other:
Number of offices	12	13	12	13
Number of full-time equivalent employees	105	111	105	111
Weighted average shares outstanding	9,078,667	10,752,069	9,778,841	10,686,024

(1) Performance ratios are annualized.
(2) Represents the difference between the weighted average yield on interest-earning assets and the weighted average cost of interest-bearing liabilities.
(3) Represents net interest income as a percentage of average interest-earning assets.
(4) Represents non-interest expenses divided by the sum of net interest income and non-interest income.

BV FINANCIAL, INC.
Consolidated Balance Sheets

	September 30, 2025	December 31, 2024
(dollars in thousands, except share amounts)	(unaudited)

Assets
Cash	$6,061	$5,842
Interest-bearing deposits in other banks	57,485	64,658
Cash and cash equivalents	63,546	70,500
Equity Investment	405	391
Securities available for sale	34,482	37,259
Securities held to maturity (fair value of $5,131 and $5,171, ACL of $2 and $4)	5,784	5,979
Loans held for maturity	746,072	737,760
Allowance for Credit Losses	(8,197)	(8,522)
Net Loans	737,875	729,238
Foreclosed real estate	—	159
Premises and equipment, net	12,686	13,224
Federal Home Loan Bank of Atlanta stock, at cost	656	1,366
Investment in life insurance	20,347	20,058
Accrued interest receivable	3,049	3,161
Goodwill	14,420	14,420
Intangible assets, net	696	831
Deferred tax assets, net	9,267	8,899
Other assets	6,173	6,336
Total assets	$909,386	$911,821
Liabilities and Stockholders' Equity
Liabilities
Noninterest-bearing deposits	$134,742	$129,724
Interest-bearing deposits	529,048	521,767
Total deposits	663,790	651,491

FHLB borrowings	—	15,000
Subordinated debentures	35,000	34,883
Other liabilities	20,386	14,948
Total liabilities	719,176	716,322
Stockholders' equity
Preferred stock, $0.01 par value; 1,000,000 shares authorized; none issued or outstanding	—	—
Common stock, $0.01 par value; 45,000,000 shares authorized in 2025 and 2024; 9,536,094 shares issued and outstanding as of September 30, 2025; 10,645,284 shares issued and outstanding as of December 31, 2024	95	106
Paid-in capital	80,151	94,679
Unearned common stock held by employee stock ownership plan	(7,023)	(7,160)
Retained earnings	118,185	109,495
Accumulated other comprehensive loss	(1,198)	(1,621)
Total stockholders' equity	190,210	195,499
Total liabilities and stockholders' equity	$909,386	$911,821

BV FINANCIAL, INC.
Consolidated Statements of Income

(dollars in thousands, except per share amounts)	Three Months Ended September 30,		Nine Months Ended September 30,
Interest Income	2025	2024	2025	2024
Loans, including fees	$11,519	$10,522	$33,594	$30,481
Investment securities available for sale	329	353	1,003	966
Investment securities held to maturity	46	83	139	266
Other interest income	633	1,192	1,938	3,058
Total interest income	12,527	12,150	36,674	34,771
Interest Expense
Interest on deposits	2,712	2,381	7,935	6,610
Interest on FHLB borrowings	-	-	194	-
Interest on Subordinated debentures	465	466	1,396	1,985
Total interest expense	3,177	2,847	9,525	8,595
Net interest income	9,350	9,303	27,149	26,176
Provision for (recovery of) credit losses	(1,014)	(714)	(539)	(806)
Net interest income after provision for (recovery of) credit losses	10,364	10,017	27,688	26,982
Noninterest Income
Service fees on deposits	122	103	337	303
Fees from debit cards	183	175	524	529
Income from investment in life insurance	88	91	289	290
Gain on foreclosed real estate	26	-	26	-
(Loss) on sale of fixed assets	(8)	-	(8)	-
Other income	273	327	760	747
Total noninterest income	684	696	1,928	1,869
Noninterest Expense
Compensation and related benefits	4,064	3,494	12,606	9,714
Occupancy	415	396	1,238	1,242
Data processing	372	366	1,164	1,117
Advertising	5	6	14	16
Professional fees	239	400	718	757
Equipment	92	97	278	301
Foreclosed real estate and repossessed assets holding costs	2	(3)	5	13
Amortization of intangible assets	45	45	135	135
FDIC insurance premiums	83	82	247	246
Other expense	561	590	1,405	1,751
Total noninterest expense	5,878	5,473	17,810	15,292
Net income before tax	5,170	5,240	11,806	13,559
Income tax expense	1,440	1,442	3,116	3,788
Net income	$3,730	$3,798	$8,690	$9,771
Basic earnings per share	$0.41	$0.35	$0.89	$0.91
Diluted earnings per share	$0.41	$0.35	$0.88	$0.91

BV FINANCIAL, INC.
Average Balance Sheet for the Quarters ended September 30,
(Dollars in thousands)

	For the Three Months Ended September 30,
	2025			2024
(dollars in thousands)	Average Outstanding Balance	Interest	Average Yield/Rate	Average Outstanding Balance	Interest	Average Yield/Rate
	(Unaudited)
Interest-earning assets:
Loans	$743,119	$11,519	6.15%	$690,170	$10,522	6.05%
Securities available-for-sale	35,107	329	3.72%	36,201	353	3.87%
Securities held-to-maturity	6,465	46	2.82%	9,937	83	3.31%
Cash, cash equivalents and other interest-earning assets	57,784	633	4.38%	86,322	1,192	5.48%
Total interest-earning assets	842,475	12,527	5.90%	822,630	12,150	5.86%
Noninterest-earning assets	63,948			68,767
Total assets	$906,423			$891,397

Interest-bearing liabilities:
Interest-bearing demand deposits	$75,302	151	0.80%	$79,652	207	1.03%
Savings deposits	117,422	136	0.46%	128,918	89	0.27%
Money market deposits	128,265	787	2.43%	108,518	669	2.45%
Certificates of deposit	205,022	1,638	3.17%	173,751	1,416	3.23%
Total interest-bearing deposits	526,011	2,712	2.05%	490,839	2,381	1.92%
Subordinated debentures	34,983	465	5.27%	34,827	466	5.30%
Total borrowings	34,983	465	5.27%	34,827	466	5.30%
Total interest-bearing liabilities	560,994	3,177	2.25%	525,666	2,847	2.15%
Noninterest-bearing demand deposits	137,179			140,039
Other noninterest-bearing liabilities	16,191			18,101
Total liabilities	714,364			683,806
Equity	192,059			207,591
Total liabilities and equity	$906,423			$891,397
Net interest income		$9,350			$9,303
Net interest rate spread			3.65%			3.71%
Net interest-earning assets	$281,481			$296,964
Net interest margin			4.40%			4.49%
Average interest-earning assets to interest-bearing liabilities	150.18%			156.49%

BV FINANCIAL, INC.
Average Balance Sheet for the Nine Months ended September 30,
(Dollars in thousands)

	For the Nine Months Ended September 30,
	2025			2024
(dollars in thousands)	Average Outstanding Balance	Interest	Average Yield/Rate	Average Outstanding Balance	Interest	Average Yield/Rate
	(Unaudited)
Interest-earning assets:
Loans	$745,001	$33,594	6.03%	$701,310	$30,481	5.79%
Securities available-for-sale	35,580	1,003	3.77%	34,569	966	3.72%
Securities held-to-maturity	6,801	139	2.73%	10,507	266	3.37%
Cash, cash equivalents and other interest-earning assets	57,988	1,938	4.49%	74,720	3,058	5.46%
Total interest-earning assets	845,370	36,674	5.80%	821,106	34,771	5.64%
Noninterest-earning assets	64,424			68,985
Total assets	$909,794			$890,091

Interest-bearing liabilities:
Interest-bearing demand deposits	$77,365	482	0.83%	$83,683	681	1.08%
Savings deposits	120,136	342	0.38%	138,474	250	0.24%
Money market deposits	126,316	2,318	2.45%	96,724	1,496	2.06%
Certificates of deposit	199,332	4,793	3.21%	174,896	4,183	3.19%
Total interest-bearing deposits	523,149	7,935	2.03%	493,777	6,610	1.78%
Federal Home Loan Bank advances	5,604	194	4.63%	—	—	—
Subordinated debentures	34,944	1,396	5.34%	35,139	1,985	7.53%
Total borrowings	40,548	1,590	5.24%	35,139	1,985	7.53%
Total interest-bearing liabilities	563,697	9,525	2.26%	528,916	8,595	2.16%
Noninterest-bearing demand deposits	134,686			139,642
Other noninterest-bearing liabilities	16,027			17,676
Total liabilities	714,410			686,234
Equity	195,384			203,857
Total liabilities and equity	$909,794			$890,091
Net interest income		$27,149			$26,176
Net interest rate spread			3.54%			3.48%
Net interest-earning assets	$281,673			$292,190
Net interest margin			4.29%			4.25%
Average interest-earning assets to interest-bearing liabilities	149.97%			155.24%

ALLOWANCE FOR CREDIT LOSS - LOANS
(Dollars in thousands)
	QTR	YTD
	9/30/2025	9/30/2025

Beginning Balance	$9,159	$8,522

Provision for credit loss -loans	(980)	(387)

Net Charge-offs (recoveries):
Owner Occupied 1-4	(3)	(19)
Non-Owner Occupied 1-4	(16)	(47)
Investor Commercial Real Estate	—	—
OO Commercial Real Estate	—	—
Construction & Land	(1)	(2)
Farm Loans	—	—
Marine & Consumer	2	6
Guaranteed by the US Gov't	—	—
Commercial	—	—
Net charge-offs (recoveries)	(18)	(62)

Ending Balance- ACL for Loans	$8,197	$8,197

Balance Reserve for unfunded loan commitments	203	203
Balance Reserve for HTM Securities	2	2
Total ACL	$8,402	$8,402

Provision expense for Unfunded Commitments	(33)	(151)
Provision expense for HTM Securities	(1)	(1)
Total other provision expense	$(34)	$(152)
Total provision for (recovery of ) credit losses	$(1,014)	$(539)

RECONCILIATION TABLE (UNAUDITED)
NON-GAAP ADJUSTED NET INCOME

Non-GAAP Reconciliation

In addition to results presented in accordance with generally accepted accounting principles utilized in the Unites States ("GAAP"), this earnings release contains a non-GAAP financial measure, Non-GAAP adjusted net income. The Company believes this non-GAAP financial measure is useful for both investors and management to understand the effects of certain items and provide an alternative view of its performance over time. Non-GAAP measures have inherent limitations, are not required to be uniformly applied and are not audited. They should not be considered in isolation or as a substitute for total stockholders' equity or operating results determined in accordance with GAAP. These non-GAAP measures may not be comparable to similarly titled measures reported by other companies.

	Three Months ended September 30,
	2025	2024

Net Income (GAAP)	$3,730	$3,798
Plus(minus) tax adjusted items:
2024 Equity Plan Expenses - tax adjusted	701	279
Non GAAP adjusted net income	$4,431	$4,077

	Nine Months ended September 30,
	2025	2024

Net Income (GAAP)	$8,690	$9,771
Plus(minus) tax adjusted items:
2024 Equity Plan Expenses - tax adjusted	2,415	279
Non GAAP adjusted net income	$11,105	$10,050